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                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

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[ ] Preliminary Proxy Statement            [ ] Confidential, For Use
                                               of the Commission Only
                                               (as permitted by Rule
                                               14a-6(e)(2))
[ ] Definitive Proxy Statement

[X] Definitive Additional Materials

[ ] Soliciting Material Pursuant to
    ss. 240.14a-11(c) or ss. 240.14a-12


                          FOOTHILL INDEPENDENT BANCORP

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                (Name of Registrant as Specified in its Charter)


                        BASSWOOD FINANCIAL PARTNERS, L.P.
                            BASSWOOD PARTNERS, L.L.C.
                       BASSWOOD CAPITAL MANAGEMENT, L.L.C.

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                  (Name of Person(s) Filing Proxy Statement if
                           Other Than the Registrant)

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                            BASSWOOD PARTNERS, L.L.C.
                       BASSWOOD CAPITAL MANAGEMENT, L.L.C.
                        BASSWOOD FINANCIAL PARTNERS, L.P.
                         645 Madison Avenue, 10th Floor
                            New York, New York 10022


May 13, 1999

Dear Fellow Foothill Shareholder:

         The past few years have seen the stock market perform far above people's expectations. In the midst of this environment, the value of Foothill stock has also risen. However, we should not rely on the current exuberance of the market to continue forever. As owners (together with our affiliates) of over 9.3% of the outstanding common stock of Foothill, we are deeply concerned about the performance of management as well as the current and future value of Foothill stock.

         We believe that Foothill shareholders are in a unique position to take advantage of the spectacular merger activity occurring in the banking industry. Now is the time to act! This is an excellent opportunity for Foothill to actively explore the possibilities of achieving a sale of the company in order to maximize shareholder value. There is no assurance that we will continue to experience the rapid pace of merger activity we have seen in recent years. Nor is there any assurance that the value of Foothill stock will remain at or exceed its current level if the opportunity to merge is missed. It is our opinion that Foothill shareholders should be allowed to benefit from this current explosion of bank acquisitions. Furthermore, if and when the pace of bank mergers slows, it is likely that the stock prices of many financial institutions such as Foothill will decline significantly. Indeed, recent proposed accounting changes could have this effect.

         Recent transactions throughout the nation, and specifically in California, suggest that through a sale, Foothill's shareholders would likely receive a substantial premium over the current market price. For example, on May 10, 1999, Valley National Corp. and its subsidiary bank Valle de Oro Bank, N.A. agreed to merge with Community First Bankshares Inc. in California, in a deal representing approximately 3.25 times Valley National's targeted book value, subject to certain changes in the price of Community First Bankshares' common stock. Although price and other terms actually arrived at in a transaction involving Foothill will depend on factors unique to the parties involved, applying the ratio from the Valley National/Community First transaction to Foothill's book value per share of $7.97 (reported as of March 31, 1999) would imply a price of $25.90 per share for Foothill common stock, a 72.6% premium over the closing price on May 13, 1999 of $15.00 per share.

         We are not optimistic about the future for Foothill if it remains independent. Foothill will not be able to compete effectively against the bigger budgets and aggressive marketing tactics of larger financial companies. Apart from potential problems with its financial performance, there are external factors such as the "Year 2000 problem" which could cause it considerable expense and possibly serious complications.

         The financial statistics in our proxy bear out our concerns about Foothill's financial condition and operating performance, and make a strong case against Foothill's continued independence. We believe this negative report card on management's record does not lend itself to such a high market price. Therefore, we believe that the sale of Foothill is needed both to lock in the stock price gains from what we believe to be the anticipation of a merger, and to obtain a premium over the current market price.

         We are not alone in our concerns. On April 13, 1999 we received a letter from Mr. Wallace D. Gott, a local shareholder from Upland, California. Mr. Gott was a founding director and former chairman of Foothill. Mr. Gott indicated his dissatisfaction with the current directors, management and

                                     -over-



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performance of Foothill, and particularly his dissatisfaction with Foothill's current chairman. Mr. Gott is a local shareholder who supports our efforts. The text of his letter is reproduced on page 13 of our proxy.

For these reasons, we are asking for your support in electing Mr. Matthew Lindenbaum as nominee to the Foothill Board of Directors at the 1999 Annual Meeting of Shareholders. We are soliciting your BLUE proxy card to elect Mr. Lindenbaum as the Basswood Nominee. Mr. Lindenbaum will be open-minded to exploring all strategic alternatives to maximize shareholder value, including the sale of Foothill. Mr. Lindenbaum is committed to upholding the will of all shareholders. Therefore, we urge you to sign and return the enclosed BLUE proxy card in the envelope provided.

         If elected, Mr. Lindenbaum would constitute one of seven directors on the Foothill board. Mr. Lindenbaum is a successful businessman with expertise in the financial services industry who can provide guidance in a time of rapid evolution of the banking industry. We believe that after you have reviewed Mr. Lindenbaum's qualifications, you will agree that he has the knowledge and experience to represent the interests of the company and of all shareholders.

         If you wish to elect an independent nominee pledged to protecting and securing the interests of all Foothill shareholders, and believe that Foothill management should seriously explore all options to maximize shareholder value, including the sale of the company, please sign, date and return the enclosed BLUE proxy card in the envelope provided. If you have already returned a proxy card to Foothill, you may revoke that vote by sending us a later-dated BLUE proxy card. Only your latest dated proxy counts.

         If you have any questions for Mr. Lindenbaum, feel free to call him anytime, collect, at 212-521-9500. If you have any questions regarding our solicitation of proxies, please contact Beacon Hill Partners, who are assisting us in the solicitation, toll-free at 1-800-755-5001 or collect at 212-843-8500.

         In a recent letter to shareholders, management of Foothill claimed they "look forward to the challenge of reaching our goal to develop 2000 new relationships by the year 2001". There is, however, no discussion of shareholder returns - past, present or future. OUR goal is to maximize shareholder returns by the year 2000.


         Thank you for your time and consideration in this matter.



                                     Sincerely yours,

                                     BASSWOOD PARTNERS, L.L.C.
                                     BASSWOOD CAPITAL MANAGEMENT L.L.C.
                                     BASSWOOD FINANCIAL PARTNERS, L.P.
                                     Matthew Lindenbaum